Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Mobix Labs, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock, par value $0.00001 per share	457(c)	8,613,754	$0.9407	(2)	$8,102,958.39	$0.0001381	$1,119.02

Fees Previously Paid	Equity	Class A common stock, par value $0.00001 per share	457(c)	4,276,520	1.04	(3)	$4,447,580.80	$0.0001531	680.92

			Total Offering Amounts				$12,550,539.20		$1,799.94
			Total Fees Previously Paid						$680.92
			Total Fee Offsets						$–
			Net Fee Due						$1,119.02

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered of issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.

(2)	The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s Class A Common Stock quoted on The Nasdaq Capital Market on October 9, 2025.

(3)	The proposed maximum offering price per unit is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s Class A Common Stock quoted on The Nasdaq Capital Market on September 11, 2025.